February 26, 2014
Consolidated Amendment to

EMPLOYMENT AGREEMENT

________MARK R. STAUFFER________

This Consolidated Amendment (this “Amendment”) to that certain EMPLOYMENT AGREEMENT, dated as of January 1, 2011 (this “Agreement”), is by and between Orion Marine Group, Inc., a Delaware corporation (the “Company”), and Mr. MARK R. STAUFFER (the “Key Employee”).
W I T N E S S E T H:
WHEREAS, the Company has identified the below signed individual as a Key Employee who is an integral part of the Company’s operation and management and as a result entered into the Agreement with him;
WHEREAS, the Company recognizes the undersigned individual’s ongoing efforts as a Key Employee and desires to continue to reward those efforts to protect and enhance the best interests of the Company;
WHEREAS, subsequent to the execution of the Agreement on December 4, 2009, it has been amended once (the First Amendment effective January 1, 2013 (hereinafter the “Prior Amendment”)), extending the Term of the Agreement by an additional two years, thus providing that the Agreement currently expires on December 31, 2014;
WHEREAS, J. Michael Pearson has on February 25, 2014 tendered his resignation (a) as an employee and Chief Executive Officer of the Company, effective December 31, 2014, and (b) as President effective February 25, 2014, and as a result, the Board of Directors of the Company has promoted the Key Employee to the position of President, effective immediately, and as Chief Executive Officer, effective January 1, 2015;
WHEREAS, the Agreement, as amended to date, is to expire on December 31, 2014; and due to the Key Employee’s above described promotions both the Company and the Key Employee desire to extend the Agreement for an additional fifteen (15) month period; and
NOW, THEREFORE, in consideration of the respective covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLEI
ARTICLEIIPURPOSE, DEFINITIONS AND INTERPRETATIONS
1.Purpose. The purpose of this Consolidated Amendment to the Agreement is to evidence the Parties’ mutual agreement to a fifteen (15) month extension to the Agreement, as amended, under the terms and conditions as hereinafter provided, , and to consolidate, supersede and replace the Prior Amendment to the Agreement into this single Consolidated Amendment.
2.Definitions. Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.
3.Interpretations. In this Amendment, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Amendment as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such terms.

ARTICLE II
AGREEMENT

The parties hereby mutually agree to the following terms as reflected below.

2.1    Term.  Notwithstanding the provision contained in Section 2.1 of the Agreement that the “Agreement may be extended for an additional period at the end of the Initial Term (“Renewal Term”) upon the mutual agreement of the parties entered into at least 30 days prior to the end of the Initial Term”, the Parties do hereby mutually agree to waive and delete the “30 days prior” requirement and do hereby mutually agree that Section 2.1 of the Agreement shall, effective at the end of the Initial Term and forever thereafter be supersede and replaced with the following:

“The term of this Agreement commenced on the Effective date of this Agreement and end on December 31, 2012 (the “Initial Term”) and was subsequently extended for a two year term, currently expiring on December 31, 2014; however, the Agreement is hereby further extended for (a) an additional fifteen (15) month period commencing February 26, 2014 and ending on March 31, 2016, and (b) for such other subsequent periods of time as from time to time may be mutually agreed between the Parties and entered into at least thirty (30) days prior to the end of the current term or any such other respective extended term.”

2.2    Compensation.
Base Salary.  During the Initial Term, the Key Employee has received one or more increases in Base Salary and therefore it is appropriate to reflect said increase(s) in the Base Salary provision of the Agreement and, as a result, the Parties do hereby mutually agree that Section 2.3 (a) of the Agreement shall, effective at the end of the Initial Term and forever thereafter be supersede and replaced with the following:
“(a) Base Salary.  Key Employee will receive an initial Base Salary at the rate of Four Hundred and Seventy-Five Thousand Dollars ($475,000) per annum payable in periodic installments in accordance with the Company’s normal payroll practices and procedures, which base salary may be increased (but not decreased) by the Company from time to time.”

ARTICLE III
OTHER TERMS

3.01    Consolidated Amendment: This Amendment does hereby consolidate, supersede and replace the Prior Amendment to the Agreement into this single Consolidated Amendment.

3.02    Remaining Terms of the Agreement: Except to the extent specifically provided herein to the contrary in this Amendment, all terms, conditions, understandings and agreements between the Parties, as set forth in the Agreement shall be binding upon and inure to the benefit of each of the respective Parties, as set forth in the Agreement.

3.03 Severability Clause: If any portion of this Amendment (or the Agreement, as extended hereunder), is held to be invalid or unenforceable for any reason by a court or governmental authority of competent jurisdiction, then such portion will be deemed to be stricken and the remainder of the document(s) shall continue in full force and effect.

3.04     Headings: The headings are for convenience only and may not be used to construe or interpret this Amendment.

3.05     Counterparts and Signatures: This Amendment may be executed in one or more counterparts, and by each of the respective Parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Amendment, facsimile and electronically transmitted signatures shall be deemed originals for all proposes.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written.

THE COMPANY
ORION MARINE GROUP, INC.

By: __/S/ J. Michael Pearson___
J. Michael Pearson, CEO
Date: ----------------- February 26, 2014

KEY EMPLOYEE

__/S/ Mark R. Stauffer_______
Name: Mark R. Stauffer
Date: February 26, 2014